Exhibit 10.20
Form 10-SB
Energytec, Inc.

              INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

                                 Energytec, Inc.
                                Convertible Note

                                  Number Notes
                                Authorized Notes
                                $12,500 Par Value

      This Certifies that                                  is the
      registered holder of                         Energytec, Inc. Notes

Each note entitles the Registered Holder to convert, subject to the terms and conditions set forth in this Certificate, into fully paid and non-assessable shares of common stock, 0.001 par value, at a price of Fifty Cents ($0.50) per share, of the unpaid balance of the note, at the discretion of the Registered Holder, upon presentation and surrender of this Convertible Note duly executed at the corporate office of Energytec, Inc. Each Note will be for a term of four years from date of issue, bearing Twelve Percent (12%) interest per annum, payable to the Registered Holder quarterly. Principal will be due and payable in one payment, at the end of three years from the date of issuance of the Notes. These Notes may not be redeemed by the Registered Holder prior to the maturity date. The Company may redeem the notes at face value plus any accrued interest due at any time after Twelve (12) months from the date of issuance. In the event of a reverse or forward stock split, the conversion price of Fifty ($0.50) cents per share will be revised accordingly. The note holder of each $12,500 note will be assigned a one-eighth of one percent overriding royalty interest in the Wyoming Oil and Gas Leases owned by Energytec.

                                     DATED:

-----------------------------                         ------------------------
Frank W. Cole                                         Eric Brewster
President                                             Secretary








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